Exhibit (a)(1)(A)

OFFER TO PURCHASE

UP TO 7,500,000 CLASS A ORDINARY SHARES

OF

PATHFINDER ACQUISITION CORPORATION

AT A PURCHASE PRICE OF $10.00 IN CASH PER CLASS A ORDINARY SHARE

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW CLASS A SHARES THAT YOU TENDER WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON                      , UNLESS THE OFFER PERIOD IS EXTENDED OR EARLIER TERMINATED. THE OFFERORS MAY EXTEND THE OFFER PERIOD AT ANY TIME.

FP Credit Partners II, L.P. (“FPCP”) and FP Credit Partners Phoenix II, L.P. (“FPCPP” and, together with FPCP, the “Offerors,” “we,” “us” or “our”), hereby offer to purchase                 outstanding Class A ordinary shares, $0.0001 par value (“Class A Shares”), of Pathfinder Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability (the “Company” or “Pathfinder”), held by persons other than the Offerors or their affiliates, at a purchase price of $10.00 in cash per Class A Share tendered, without interest on the purchase price and less any applicable withholdings taxes. Each of the Class A Shares was sold, together with one-fifth of one redeemable warrant exercisable for one Class A Share (each whole warrant, a “Public Warrant”), as part of the units (the “Units”) issued in the Company’s initial public offering (the “IPO”) pursuant to a prospectus dated February 16, 2021 (the “IPO Prospectus”). The Offerors are making an offer, upon the terms and conditions in this Offer to Purchase (this “Offer to Purchase”) and the related Letter of Transmittal (together with this Offer to Purchase, the “Offer”), including the “odd lot” and proration provisions described in “The Offer, Section 1. General Terms.” The “Offer Period” is the period commencing on                     and ending at 11:59 p.m., Eastern Time, on                     , or such later date to which the Offerors may extend the Offer (the “Expiration Date,” and 11:59 p.m., Eastern Time on the Expiration Date, the “Expiration Time”).

Because of the proration and “odd lot” priority provisions described in this Offer to Purchase, fewer than all of the Class A Shares tendered may be purchased if Class A Shares representing more than $75.0 million in value are properly tendered and not properly withdrawn. Class A Shares tendered but not purchased in the Offer, including Class A Shares not purchased because of proration, will be returned to the tendering shareholders at the Offerors’ expense promptly after the expiration of the Offer. See “The Offer, Section 1. General Terms” and “The Offer, Section 2. Procedure for Tendering Class A Shares.”

The Class A Shares are listed on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “PFDR.” On      , the last reported sales price of the Class A Shares was $            . Holders of Class A Shares should obtain current market quotations for the Class A Shares before deciding whether to tender their Class A Shares pursuant to the Offer.

The Offer relates to the Class A Shares, each of which trades through the Depository Trust Company (“DTC”). Any and all outstanding Class A Shares held by persons other than the Offerors and their affiliates are eligible to be tendered pursuant to the Offer. As of              , there were             Class A Shares outstanding, all of which were held by persons other than the Offerors and their affiliates.

The Offer is not conditioned upon receipt of financing or any minimum number of Class A Shares being tendered by shareholders but is subject to certain other conditions. See “The Offer, Section 1. General Terms” and “The Offer, Section 9. Conditions; Termination; Waivers; Extensions; Amendments.”

You may tender some or all of your Class A Shares on these terms.

If you elect to tender Class A Shares in response to the Offer, please follow the instructions in this Offer to Purchase and the related documents, including the Letter of Transmittal.

If you tender your Class A Shares, you may withdraw your tendered Class A Shares before the Expiration Time and retain them on their terms by following the instructions herein.

See “The Offer, Section 11. Risk Factors” for a discussion of information that you should consider before tendering Class A Shares in the Offer.

The Offer will commence on                      and end on the Expiration Date.

A detailed discussion of the Offer is contained in this Offer to Purchase. We may amend or terminate the Offer at any time with requisite notice, as further described in this Offer to Purchase. Holders of Class A Shares are strongly encouraged to read this entire package of materials, and the publicly filed information about the Company referenced herein, as well as any supplemental disclosure regarding the Offer before making a decision regarding the Offer.

NONE OF THE OFFERORS, AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, THE DEPOSITARY FOR THE OFFER (“AST” OR THE “DEPOSITARY”), OR D.F. KING & CO. INC., THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER CLASS A SHARES. EACH HOLDER OF A CLASS A SHARE MUST MAKE HIS, HER, THEIR OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER, THEIR OR ITS CLASS A SHARES.

NO LATER THAN TEN BUSINESS DAYS FROM THE DATE OF THIS OFFER TO PURCHASE, THE COMPANY IS REQUIRED BY LAW TO PUBLISH, SEND OR GIVE TO YOU A STATEMENT DISCLOSING WHETHER ITS BOARD OF DIRECTORS EITHER RECOMMENDS ACCEPTANCE OR REJECTION OF THE OFFER, EXPRESSES NO OPINION AND REMAINS NEUTRAL TOWARD THE OFFER OR IS UNABLE TO TAKE A POSITION WITH RESPECT TO THE OFFER. YOU SHOULD CAREFULLY READ THE INFORMATION SET FORTH IN THAT STATEMENT BEFORE YOU TENDER YOUR CLASS A SHARES IN THE OFFER.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or the accuracy or adequacy of the disclosure in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is a criminal offense.

IMPORTANT PROCEDURES

If you want to tender some or all of your Class A Shares, you must do one of the following before the Expiration Time:

•

if your Class A Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Class A Shares for you, which typically can be done electronically;

•

if you hold Class A Share certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver the Letter of Transmittal, together with any required signature guarantee, the certificates for your Class A Shares and any other documents required by the Letter of Transmittal, to AST;

•

if you are an institution participating in DTC, called the “book-entry transfer facility” in this Offer to Purchase, tender your Class A Shares according to the procedure for book-entry transfer described under “The Offer, Section 2. Procedure for Tendering Class A Shares”; or

•

if you are the holder of Units, which are each comprised of one fifth of one Public Warrant and one Class A Share, you must separate the Class A Shares from the Units prior to tendering your Class A Shares pursuant to the Offer. If your Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to do so or, if you hold Units registered in your own name, you must contact the Depositary directly and instruct it to do so. If you fail to cause your Class A Shares to be separated in a timely manner before the Offer expires, you will not be able to validly tender such Class A Shares prior to the expiration of the Offer.

If you want to tender your Class A Shares, but:

•	your certificates for the Class A Shares are not immediately available or cannot be delivered to the Depositary; or

•	you cannot comply with the procedure for book-entry transfer; or

•	your other required documents cannot be delivered to the Depositary before the expiration of the Offer,

then you can still tender your Class A Shares if you comply with the guaranteed delivery procedure described under “The Offer, Section 2. Procedure for Tendering Class A Shares.”

TO TENDER YOUR CLASS A SHARES, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

THE OFFER RELATES TO THE CLASS A SHARES, EACH OF WHICH TRADES THROUGH DTC. ANY AND ALL OUTSTANDING CLASS A SHARES (OTHER THAN THOSE HELD BY THE OFFERORS AND THEIR AFFILIATES) ARE ELIGIBLE TO BE TENDERED PURSUANT TO THE OFFER. AS OF              , THERE WERE             CLASS A SHARES OUTSTANDING, ALL OF WHICH WERE HELD BY PERSONS OTHER THAN THE OFFERORS AND THEIR AFFILIATES.

We are not making the Offer to holders of Class A Shares in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to holders of Class A Shares in any such jurisdiction.

You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you should not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent for the Offer. No later than ten business days from the date of this Offer to Purchase, the Company is required by law to publish, send or give to you a statement disclosing whether its board of directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer or is unable to take a position with respect to the Offer. You should carefully read the information set forth in that statement before you tender your Class A Shares in the Offer. You should not assume that the information provided in the Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date as of this Offer to Purchase.

iv

SUMMARY

Unless otherwise stated in this Offer to Purchase, references to “we,” “our,” “us,” or the “Offerors” refers collectively to FP Credit Partners II, L.P. and FP Credit Partners Phoenix II, L.P. References to the “Company” or “Pathfinder” refer to Pathfinder Acquisition Corporation. You should also carefully consider the information provided under the heading “Risk Factors” beginning on page .

The Company	Pathfinder Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability. The Company’s principal executive offices are located at 1950 University Avenue, Suite 350, Palo Alto, CA 94303. The Company’s telephone number is (650) 321-4910.

The Offerors	FP Credit Partners II, L.P. (“FPCP”) and FP Credit Partners Phoenix II, L.P. (“FPCPP”). Our principal executive offices are located at 1114 Avenue of the Americas, 15th Floor, New York, NY 10036. Our telephone number is 646-434-1343.

The Class A Shares	As of , the Company had Class A Shares outstanding, all of which were held by persons other than the Offerors and their affiliates. The Offer relates to the Class A Shares, each of which trades through DTC.

Market Price of the

Class A Shares	The Class A Shares are listed on the Nasdaq under the symbol “PFDR.” On , the last reported sales price for the Class A Shares was $ .

The Offer	The Offer is to permit holders of Class A Shares to tender any and all outstanding Class A Shares for a purchase price of $10.00 in cash for each Class A Share tendered. The Offerors will accept up to $75 million of outstanding Class A Shares. See “The Offer, Section 1. General Terms.”

Purpose of the Offer	The Offer is being made to all holders of Class A Shares other than the Offerors and their affiliates. The purpose of the Offer is to comply with provisions of the Commitment Letter, dated as of October 3, 2022 (the “Commitment Letter”) among the Company, Movella Inc., a Delaware corporation (“Movella”), Motion Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and FP Credit Partners, L.P., on behalf of certain of its managed funds, affiliates, financing parties or investment vehicles (collectively, “Francisco Partners”), which contemplated that the Offerors would conduct the Offer for up to $75.0 million of the Company’s Class A Shares in connection with providing up to $75.0 million of financing to support the transactions (collectively, the “Business Combination”) as contemplated by the Business Combination Agreement (as hereunder defined). See “The Offer, Section 5.B. Background and Purpose of the Offer—Establishment of Offer Terms and Purpose of the Offer.” The Commitment Letter is attached to the Schedule TO as exhibit (b)(ii) thereto.

Expiration Date of Offer

11:59 p.m., Eastern Time, on                     , or such later date to which we may extend the Offer. Except as may be extended, there will be no subsequent offering period for the Offer. All Class A Shares and related paperwork must be received by the Depositary by this time, as instructed herein. See “The Offer, Section 9. Conditions; Termination; Waivers; Extensions; Amendments.”

Withdrawal Rights	If you tender your Class A Shares, you may withdraw your tendered Class A Shares at any time until the Expiration Time, as described in greater detail under “The Offer, Section 3. Withdrawal Rights.”

Conditions of the Offer	The Offer is not conditioned upon the receipt of financing or any minimum number of Class A Shares being tendered by shareholders but is subject to certain other conditions. See “The Offer, Section 1. General Terms” and “The Offer, Section 9. Conditions; Termination; Waivers; Extensions; Amendments.”

Fewer than all of the Class A Shares tendered may be purchased if Class A Shares representing more than $75.0 million in value are properly tendered and not properly withdrawn.

We will not accept for payment, purchase or pay for any Class A Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Class A Shares tendered, subject to the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if at any time on or after the commencement of the Offer and before the Expiration Time, there has been instituted or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that (i) directly or indirectly challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of some or all of the Class A Shares pursuant to the Offer or (ii) in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment.

The foregoing is for our sole benefit with respect to the Offer and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, in our discretion until the Offer shall have expired or been terminated. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. See “The Offer, Section 9. Conditions; Termination; Waivers; Extensions; Amendments.”

No Recommendations

None of the Offerors, the Depositary or the Information Agent makes any recommendation as to whether to tender Class A Shares. You must make your own decision as to whether to tender some or all of your Class A Shares. No later than ten business days from the date of this Offer to Purchase, the Company is required by law to publish, send or give to you a statement disclosing whether its board of directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer or is unable to take a position with respect to the Offer. You should carefully read the information set forth in that statement before you tender your Class A Shares in the Offer. See “The Offer, Section 1.C. General Terms—No Recommendation; Holder’s Own Decision.”

How to Tender Class A Shares	To tender your Class A Shares, you must complete the actions described herein under “The Offer, Section 2. Procedure for Tendering Class A Shares” before the Offer expires.

Questions or Assistance	Please direct questions or requests for assistance, or for additional copies of this Offer to Purchase, Letter of Transmittal or other materials to the Information Agent. The contact information for the Information Agent is located on the back cover page of this Offer to Purchase.

QUESTIONS AND ANSWERS

Who is offering to purchase the Class A Shares?

The Offerors are making an offer to buy your Class A Shares.

What is the background and purpose of the Offer?

In connection with the Business Combination Agreement, the Company, Merger Sub, Movella and Francisco Partners entered into the Commitment Letter, pursuant to which Francisco Partners or certain of its affiliates committed $75 million of financing to support the Business Combination. Under the terms of the Commitment Letter, Francisco Partners or its affiliates committed to, among other things, launch the Offer for the purchase of up to $75.0 million of Class A Shares.

What will happen if I do not tender my Class A Shares?

If you do not tender your Class A Shares, you will continue to be a shareholder in the Company. See “Questions and Answers—What will happen in the recently announced Business Combination?” for a description of the treatment of Class A Shares in the Business Combination if you continue to hold your Class A Shares until the Business Combination.

For information regarding the tax consequences relating to the tender of your Class A Shares please see “The Offer, Section 10. Material U.S. Federal Income Tax Consequences” herein.

What will happen in the recently announced Business Combination?

On October 3, 2022, the Company entered into a Business Combination Agreement (as may be amended from time to time, the “Business Combination Agreement”), pursuant to which, among other things, and subject to the terms and conditions contained therein, Pathfinder will domesticate as a corporation incorporated in the State of Delaware (the “Domestication”) and following the Domestication, Merger Sub will merge with and into Movella, with Movella as the surviving company of the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of Pathfinder (the “Merger”). Specifically, in connection with the Domestication, on the date on which the closing of the Business Combination occurs (the “Closing Date”) prior to the time at which the Merger becomes effective (the “Effective Time”), among other things, (i) Pathfinder will be renamed “Movella Holdings Inc.” (“New Movella”), and (ii) each issued and outstanding Class A Share will convert automatically by operation of law, on a one-for-one basis, into one share of common stock, par value $0.00001 per share, of New Movella (“New Movella Common Stock”). At the Effective Time, each share of capital stock of Movella outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of common stock, par value $0.01 per share, of Movella (“Movella Common Stock”) who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware) will be exchanged for New Movella Common Stock and each outstanding option to purchase shares of Movella Common Stock (“Movella Option”) (whether vested or unvested) will be cancelled and extinguished in exchange for an option to purchase New Movella Common Stock (on an as-converted basis) in each case, under the plan proposed to be adopted in connection with the Stock Incentive Proposal (as defined in the Registration Statement) and subject to the same terms and conditions as applied to the Movella Option immediately prior to the Effective Time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein, and based on an implied Movella pre-transaction equity value of $375 million, subject to certain adjustments. The New Movella Common Stock and the New Movella warrants are expected to be listed on Nasdaq.

What Will Happen If The Offer Is Undersubscribed?

In the event that Class A Shares representing less than $75.0 million in value are properly tendered and not properly withdrawn, subject to the terms and conditions of this Offer, we will purchase all such tendered Class A Shares.

What Happens If Shares Representing More Than $75.0 Million In Value Are Tendered? Will Tendered Shares Be Prorated?

In the event that Class A Shares representing more than $75.0 million in value are properly tendered and not properly withdrawn, we will accept Class A Shares for purchase in the following order of priority:

•

First, we will purchase all “odd lots” of less than 100 Class A Shares from shareholders who properly tender all of their Class A Shares and who do not properly withdraw them before the Expiration Time; and

•

Second, after purchasing all the “odd lots” that were properly tendered and not properly withdrawn, we will purchase Class A Shares from all other holders who properly tender Class A Shares and who do not properly withdraw them before the Expiration Time, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until we have acquired Class A Shares representing $75.0 million in value.

Therefore, we may not purchase all of the Class A Shares that you tender even if you properly tender and do not properly withdraw them. See “The Offer, Section 1. General Terms.”

If I Own Fewer Than 100 Class A Shares And I Tender All Of My Class A Shares, Will I Be Subject To Proration?

If you own beneficially or of record fewer than 100 Class A Shares in the aggregate, properly tender all of your Class A Shares and do not properly withdraw them before the Expiration Time, and complete the section entitled Odd Lots in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Class A Shares without subjecting them to the proration procedure. See “The Offer, Section 1. General Terms.”

Are There Any Conditions To The Offer?

The Offer is not conditioned upon the receipt of financing or any minimum number of Class A Shares being tendered by shareholders but is subject to a number of conditions that must be satisfied or waived by us prior to the Expiration Time. See “The Offer, Section 1. General Terms” and “The Offer, Section 9. Conditions; Termination; Waivers; Extensions; Amendments.”

What will happen if the Business Combination is not consummated?

If the Company is not able to consummate the Business Combination with Movella nor able to complete another business combination by February 19, 2023 (unless such date is extended in accordance with Pathfinder’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”)), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Class A Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Class A Shares, which redemption will completely extinguish the rights of the holders of Class A Shares immediately prior to such redemption as shareholders of the Company (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and Board of Directors of the Company, liquidate and dissolve, subject in the cases of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.

How many Class A Shares are the Offerors offering to purchase?

The Offerors are offering to purchase up to 7,500,000 of Class A Shares.

What will be the purchase price for the Class A Shares and what will be the form of payment?

The purchase price for the Offer is $10.00 per Class A Share, in cash, without interest on the purchase price and less any applicable withholdings taxes. If you properly tender your Class A Shares in the Offer and the Offer is not terminated, we will pay you the purchase price of $10.00 per Class A Share promptly, subject in the event of proration to the time necessary to determine the applicable proration factor, after the Expiration Date. Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment.

Are Public Warrants or Units included in the Offer?

No. The Offer is only for Class A Shares. You may not tender Public Warrants or Units (each Unit consisting of one Class A Share and one fifth of one Public Warrant). If you wish to tender your Class A Shares included in such Units, you must first separate the Class A Shares from the Units prior to tendering your Class A Shares pursuant to the Offer. Upon consummation of the Business Combination, each issued and outstanding whole Public Warrant to purchase Class A Shares will automatically represent the right to purchase one new share of New Movella Common Stock at an exercise price of $11.50 per share, on the terms and conditions set forth in the Pathfinder warrant agreement. If your Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must instruct your nominee to do so, or if you hold Units registered in your own name, you must contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, directly and instruct them to do so. If you fail to cause your Class A Shares to be separated in a timely manner before the Offer expires, you will not be able to validly tender such Class A Shares prior to the Expiration Date.

How will the Offerors pay for the Class A Shares?

The Offerors intend to pay the consideration for the Offer using cash on hand.

How long do I have to tender my Class A Shares?

You may tender your Class A Shares pursuant to the Offer until the Offer expires. The Offer will expire at 11:59 p.m., Eastern Time, at the end of the day on                      or such later time and date to which we may extend the Offer.

If a broker, dealer, commercial bank, trust company or other nominee holds your Class A Shares, it is likely such nominee has established an earlier deadline for you to act to instruct such nominee to accept the Offer on your behalf. We urge you to contact your nominee to find out the nominee’s deadline.

Can the Offer be extended, amended or terminated?

We may elect to extend or amend the Offer for any reason. If we extend the Offer, we will delay the acceptance of any Class A Shares that have been tendered pursuant to the Offer prior to such extension. We can also terminate the Offer under certain circumstances.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the first business day after the previously scheduled Expiration Date of the Offer. We will announce any amendment to the Offer by making a public announcement of the amendment.

How do I tender my Class A Shares?

If you desire to tender all or any portion of your Class A Shares prior to the Expiration Time, you must do one of the following:

•

if your Class A Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Class A Shares for you, which typically can be done electronically;

•

if you hold Class A Shares certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver the Letter of Transmittal, together with any required signature guarantee, the certificates for your Class A Shares and any other documents required by the Letter of Transmittal, to AST;

•

if you are an institution participating in DTC, called the “book-entry transfer facility” in this Offer to Purchase, tender your Class A Shares according to the procedure for book-entry transfer described under “The Offer, Section 2. Procedure for Tendering Class A Shares”; or

•

if you are the holder of Units, you must separate the Class A Shares from the Units prior to tendering your Class A Shares pursuant to the Offer. If your Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to do so or, if you hold Units registered in your own name, you must contact the Depositary directly and instruct it to do so. If you fail to cause your Class A Shares to be separated in a timely manner before the Offer expires, you will not be able to validly tender such Class A Shares prior to the expiration of the Offer.

Until what time can I withdraw previously tendered Class A Shares?

You may withdraw your tendered Class A Shares at any time before the Expiration Time and, unless theretofore accepted for payment by us pursuant to the Offer, you may also withdraw your tendered Class A Shares at any time sixty (60) days after the commencement of the Offer (including after the Expiration Date), which is                  , unless theretofore accepted for payment by us pursuant to the Offer.

How do I withdraw Class A Shares previously tendered?

If you hold Class A Shares registered in your own name you must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Class A Shares to be withdrawn and the name of the registered holder of such Class A Shares. Some additional requirements apply if the Class A Shares to be withdrawn have been delivered to the Depositary or if your Class A Shares have been tendered under the procedure for book-entry transfer set forth in “The Offer, Section 2. Procedure for Tendering Class A Shares.” If your Class A Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee to withdraw your Class A Shares. It is possible they have an earlier deadline for you to act to instruct them to withdraw Class A Shares on your behalf.

Has the Company or its board of directors adopted a position on the Offer?

None of the Offerors, the Information Agent, or the Depositary is making any recommendation to you as to whether you should tender or refrain from tendering your Class A Shares pursuant to the Offer. You must make your own decision as to whether to tender your Class A Shares and, if so, how many Class A Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and the related Letter of Transmittal. No later than ten business days from the date of this Offer to Purchase, the Company is required by law to publish, send or give to you a statement disclosing whether its board of directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer or is unable to take a position with respect to the Offer. You should carefully read the information set forth in that statement before you tender your Class A Shares in the Offer. You should discuss whether to tender your Class A Shares with your own broker or other financial advisor, if any.

Will the Offerors, or any of the Company’s directors and executive officers tender Class A Shares in the Offer?

Neither the Offerors nor any of the Company’s directors and executive officers intend to participate in the Offer.

What is the recent market price for the Class A Shares?

On                  , the most recent practicable date prior to the date of this Offer to Purchase, the closing price of the Class A Shares reported on the Nasdaq was $         per Class A Shares. You are urged to obtain current market quotations for the Class A Shares before deciding whether to tender your Class A Shares.

Will I have to pay brokerage fees and commissions if I tender my Class A Shares?

If you are a registered holder of Class A Shares and you tender your Class A Shares directly to the Depositary, you will not incur any brokerage fees or commissions.

If you hold your Class A Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee will tender Class A Shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your nominee to determine whether any charges will apply.

When and how will I receive payment for Class A Shares that I tender pursuant to the Offer?

The Offerors will purchase Class A Shares validly tendered as of the Expiration Date for a purchase price of $10.00 per Class A Share. Class A Shares will only be accepted for purchase pursuant to the Offer after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or copy thereof), or any Agent’s Message in the case of a book-entry transfer and any other documents required by the Letter of Transmittal.

Upon the terms and subject to the conditions of the Offer, payment for Class A Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Offerors and transmitting such payments to tendering shareholders whose Class A Shares have been accepted for payment.

Under no circumstances will the Offerors pay interest on the purchase price, including, but not limited to, by reason of any delay in making payment.

See “The Offer, Section 4. Purchase of Class A Shares and Payment of Purchase Price.”

What are the U.S. federal income tax consequences if I tender my Class A Shares?

The receipt of cash for your tendered Class A Shares generally will be treated, for U.S. federal income tax purposes, as a taxable sale of the Class A Shares so tendered. See “The Offer, Section 10. Material U.S. Federal Income Tax Consequences.”

Whom do I contact if I have questions about the Offer?

For additional information or assistance and to request additional copies of this Offer to Purchase and the Letter of Transmittal and other Offer documents, you may contact D.F. King & Co., Inc., the Information Agent, at the telephone numbers and address set forth on the back cover page of this Offer to Purchase.

THE BUSINESS COMBINATION

The following is a brief summary of the transactions contemplated in connection with the Business Combination. Any description of the Business Combination in this Offer to Purchase is qualified in all respects by reference to the text of (i) the Business Combination Agreement, dated October 3, 2022, by and among the Company, Movella and Merger Sub (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), which was filed with the SEC on October 31, 2022 as Exhibit 2.1 to the Company’s registration statement on Form S-4 (the “Registration Statement”). As contemplated by the Business Combination Agreement, if approved by the Pathfinder shareholders, Pathfinder will transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation, pursuant to which Pathfinder’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). Following the Domestication, Merger Sub will merge with and into Movella, with Movella as the surviving company of the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of Pathfinder (the “Merger”).

Specifically, in connection with the Domestication, on the date on which the closing of the Business Combination occurs (the “Closing Date”) prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), and each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of Pathfinder will be converted into one share of common stock, par value $0.00001 per share, of New Movella (the “New Movella Common Stock”); (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Pathfinder will automatically represent the right to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Pathfinder warrant agreement; (iii) the governing documents of Pathfinder will be amended and restated and become the certificate of incorporation and the bylaws of New Movella as described in the Registration Statement; and (iv) Pathfinder’s name will change to “Movella Holdings Inc.” (“New Movella”). In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Pathfinder that has not been previously separated into the underlying Class A ordinary shares of Pathfinder and the underlying warrants of Pathfinder prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Movella Common Stock and one-fifth of one warrant representing the right to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Pathfinder warrant agreement.

On the Closing Date, promptly following the consummation of the Domestication, Merger Sub will merge with and into Movella, with Movella as the surviving company in the Merger and, after giving effect to the Merger, Movella will be a wholly owned subsidiary of New Movella (the time that the Merger becomes effective being referred to as the “Effective Time”). In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share of Movella Common Stock outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of Movella Common Stock who demand appraisal of such shares and comply with Section 262 of the General Corporation Law of the State of Delaware) will be exchanged for shares of New Movella Common Stock and each outstanding Movella option to purchase a share of Movella Common Stock (a “Movella Option”) (whether vested or unvested) will be cancelled and extinguished in exchange for an option to purchase New Movella Common Stock (on an as-converted basis) in each case, under the plan proposed to be adopted in connection with the Stock Incentive Proposal (as defined in the Registration Statement) and subject to the same terms and conditions as applied to the Movella Option immediately prior to the Effective Time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein, and based on an implied Movella pre-transaction equity value of $375 million, subject to certain adjustments.

The Business Combination is expected to close in the first quarter of 2023, subject to the required approval by Pathfinder’s shareholders, delivery of the certain written consents of Movella’s shareholders, funding of the amounts required to be funded by Francisco Partners under the Commitment Letter and the fulfillment of other customary closing conditions. The New Movella Common Stock and the New Movella warrants are expected to be listed on Nasdaq.

THE OFFER

Risks of Participating In the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 11 below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, we strongly encourage you to read this Offer to Purchase in its entirety and review the documents referred to in Sections 8 and 14.

1.	GENERAL TERMS

The Offer is to permit holders of Class A Shares to tender outstanding Class A Shares for a purchase price of $10.00 in cash per Class A Share tendered. A holder may tender as few or as many Class A Shares as the holder elects.

If the Offer is oversubscribed as described below, Class A Shares properly tendered and not properly withdrawn will be subject to proration, except for “odd lots.” Except as described herein, withdrawal rights expire at the Expiration Time. Because of the proration provisions of the Offer, not all of the Class A Shares tendered may be purchased if more than $75.0 million in value of Class A Shares are properly tendered and not properly withdrawn. All Class A Shares tendered and not purchased in the Offer, including Class A Shares not purchased because of proration, will be returned to the tendering shareholders at our expense promptly following the Expiration Time.

You may tender some or all of your Class A Shares on these terms. The Offer relates to the Class A Shares, each of which trades through DTC. Any and all outstanding Class A Shares are eligible to be tendered pursuant to the Offer. As of                  , there were                  Class A Shares outstanding, all of which were held by persons other than the Offerors and their affiliates.

If you elect to tender Class A Shares in response to the Offer, please follow the instructions in this Offer to Purchase and the related documents, including the Letter of Transmittal.

If you tender your Class A Shares, you may withdraw your tendered Class A Shares before the Expiration Time and retain them on their terms in accordance with the procedures set forth in “Section 3. Withdrawal Rights.”

A	Period of Offer

The Offer will only be open for a period beginning on                  and ending on the Expiration Date and there will be no subsequent offering period for the offer. We expressly reserve the right, in our sole discretion, at any time or from time to time, prior to the Expiration Time, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer.

B	Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Class A Shares pursuant to the terms of the Offer. The Offer is not conditioned on any minimum number of Class A Shares being tendered.

C	No Recommendation; Holder’s Own Decision

NONE OF THE OFFERORS, THE DEPOSITARY OR THE INFORMATION AGENT, MAKE ANY RECOMMENDATION AS TO WHETHER TO TENDER CLASS A SHARES. EACH HOLDER OF A CLASS A SHARE MUST MAKE HIS, HER, THEIR OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER, THEIR OR ITS CLASS A SHARES.

NO LATER THAN TEN BUSINESS DAYS FROM THE DATE OF THIS OFFER TO PURCHASE, THE COMPANY IS REQUIRED BY LAW TO PUBLISH, SEND OR GIVE TO YOU A STATEMENT DISCLOSING WHETHER ITS BOARD OF DIRECTORS EITHER RECOMMENDS ACCEPTANCE OR REJECTION OF THE OFFER, EXPRESSES NO OPINION AND REMAINS NEUTRAL TOWARD THE OFFER OR IS UNABLE TO TAKE A POSITION WITH RESPECT TO THE OFFER. YOU SHOULD CAREFULLY READ THE INFORMATION SET FORTH IN THAT STATEMENT BEFORE YOU TENDER YOUR CLASS A SHARES IN THE OFFER.

D	Extensions of the Offer

We expressly reserve the right, in our sole discretion, and at any time or from time to time, prior to the Expiration Time, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer. If we extend the Offer, we will give notice of such extension by public announcement no later than 9:00 a.m., Eastern Time, on the first business day after the previously scheduled Expiration Date of the Offer.

E	Priority of Purchases.

If Class A Shares representing more than $75.0 million in value (or such greater value as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will accept Class A Shares for purchase in the following order of priority:

•

First, we will purchase all “odd lots” of less than 100 Class A Shares from shareholders who properly tender all of their Class A Shares and who do not properly withdraw them before the Expiration Time; and

•

Second, after purchasing all the “odd lots” that were properly tendered and not properly withdrawn, we will purchase Class A Shares from all other holders who properly tender Class A Shares and who do not properly withdraw them before the Expiration Time, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until we have acquired the value of Class A Shares representing $75.0 million in value.

Therefore, we may not purchase all of the Shares that you tender even if you properly tender and do not properly withdraw them.

F	Odd Lots.

The term “odd lots” means all Class A Shares tendered by any person (an “Odd Lot Holder”) who owned beneficially or of record a total of fewer than 100 Class A Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lot holder must tender all Class A Shares owned in accordance with the procedures described in “The Offer, Section 4. Purchase of Class A Shares and Payment of Purchase Price.” Odd lots will be accepted for payment before any proration of the purchase of other tendered Class A Shares. Any Odd Lot Holder wishing to tender all of the shareholder’s Class A Shares in the Offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. See “The Offer, Section 2. Procedure for Tendering Class A Shares.”

G	Proration.

In the event that proration of tendered Class A Shares is required, the Offerors will determine the final proration factor promptly after the Expiration Time. Proration for each shareholder tendering Class A Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Class A Shares properly tendered and not properly withdrawn by the shareholder to the total number of Class A Shares properly tendered and not properly withdrawn by all shareholders excluding Odd Lot Holders. Although the Offerors do not expect to be able to announce the final proration factor until at least three business days after expiration of the period to complete tenders made by guaranteed delivery, they will announce preliminary results of proration by press release promptly after the Expiration Time. Shareholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers or financial advisors.

All Class A Shares tendered but not purchased in to the Offer, including Class A Shares not purchased because of proration, will be returned to the tendering shareholders at the Offerors’ expense promptly (which, in the event of proration, will not be until a reasonable period after the final proration factor has been calculated) following the Expiration Time.

As described in “Section 10. Material U.S. Federal Income Tax Consequences,” the number of Class A Shares that we will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether or not to tender Class A Shares. The Letter of Transmittal affords each shareholder who tenders Class A Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Class A Shares tendered are to be purchased in the event of proration. In the event the shareholder does not designate the order and fewer than all Class A Shares are purchased due to proration, the Depositary will select the order of Class A Shares purchased.

2.	PROCEDURE FOR TENDERING CLASS A SHARES

A	Proper Tender of Class A Shares

The Offer is available only for outstanding Class A Shares. The Company has outstanding Units, each consisting of one Class A Shares and one fifth of one Public Warrant. The Units were issued pursuant to the IPO Prospectus. You may tender Class A Shares that are included in Units, but to do so you must first separate such Class A Shares from the Units prior to tendering such Class A Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, the Company’s transfer agent, with written instructions to separate such Units into Class A Shares and Public Warrants. This must be completed far enough in advance of the Expiration Date of the Offer to permit the mailing of the Class A Share certificates back to you so that you may then tender into the Offer the certificates received upon the separation of the Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Units, you must instruct such nominee to separate your Class A Shares from the Units. Your nominee must send written instructions by facsimile to the Depositary. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant Units and a deposit of an equal number of Class A Shares and Public Warrants. This must be completed far enough in advance of the Expiration Date of the Offer to permit your nominee to tender into the Offer the Class A Shares received upon the separation of the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Class A Shares to be separated in a timely manner before the Offer expires, you will not be able to validly tender such Class A Shares prior to the Expiration Date.

Once separation is executed, to validly tender Class A Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time. The method of delivery of all required documents is at the option and risk of the tendering holders of Class A Shares. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal, the tendering holders of Class A Shares must: (i) set forth his, her, their or its name and address; (ii) set forth the number of Class A Shares tendered; and (iii) set forth the number of the Class A Share certificate(s) representing such Class A Shares.

Where Class A Shares are tendered by a registered holder of Class A Shares who has completed the box entitled “Special Issuance Instructions” on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an “Eligible Institution.”

An “Eligible Institution” is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

If the Class A Shares are registered in the name of a person other than the signer of the Letter of Transmittal, the Class A Shares must be endorsed or accompanied by appropriate instruments of assignment, in either case signed exactly as the name(s) of the registered owner(s) appear on the Class A Shares, with the signature(s) on the Class A Shares or instruments of assignment guaranteed.

A tender of Class A Shares pursuant to the procedures described below in this Section 2 will constitute a binding agreement between the tendering holder and the Offerors upon the terms and subject to the conditions of the Offer, including the “odd lot” and proration provisions described in “Section 1. General Terms.”

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CLASS A SHARES, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY. The Depositary will establish an account for the Class A Shares at DTC for purposes of the Offer, within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Class A Shares by causing DTC to transfer such Class A Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Class A Shares may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or copy thereof), with any required signature guarantee, or an Agent’s Message (as defined below), and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the Depositary. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC exchanging the Class A Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant. The term “Book-Entry Confirmation” means a timely confirmation of a book-entry transfer of Class A Shares into the Depositary’s account at DTC.

CLASS A SHARES HELD IN STREET NAME. If Class A Shares are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to tender your Class A Shares on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Schedule TO. The letter may be used by you to instruct a custodian to tender and deliver Class A Shares on your behalf.

Unless the Class A Shares being tendered are delivered to the Depositary by 11:59 p.m., Eastern Time, on                      (the Expiration Date) accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message, we may, at our option, treat such tender as invalid. Payment upon tender of Class A Shares will be made only against the valid tender of Class A Shares.

GUARANTEED DELIVERY. If you want to tender your Class A Shares pursuant to the Offer, but (i) your Class A Shares are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Time, you can still tender your Class A Shares, if all of the following conditions are met:

(a)    the tender is made by or through an Eligible Institution;

(b)    the Depositary receives by hand, mail, overnight courier or fax, prior to the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer to Purchase (with signatures guaranteed by an Eligible Institution); and

(c)    the Depositary receives, within two Nasdaq trading days after the date of its receipt of the Notice of Guaranteed Delivery:

(1)    the certificates for all tendered Class A Shares, or confirmation of receipt of the Class A Shares pursuant to the procedure for book-entry transfer as described above; and

(2)    a properly completed and duly executed Letter of Transmittal (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal. In any event, the payment for Class A Shares tendered pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of Class A Shares, properly completed and duly executed Letter(s) of Transmittal and any other required documents.

B	Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for purchase of any tenders of Class A Shares will be determined by the Offerors, in their sole discretion, and their determination will be final and binding, subject to the judgment of any court that might provide otherwise. The Offerors reserve the absolute right, subject to the judgment of any court that might provide otherwise, to reject any or all tenders of Class A Shares that they determine are not in proper form or reject tenders of Class A Shares that may, in the opinion of the Offerors’ counsel, be unlawful. The Offerors also reserve the absolute right, subject to the judgment of any court that might provide otherwise, to waive any defect or irregularity in any tender of Class A Shares. Neither the Offerors nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor will any of them incur any liability for failure to give any such notice.

C	Tender Constitutes an Agreement

A tender of Class A Shares made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering holder of Class A Shares that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such holder of Class A Shares is voluntarily participating in the Offer; (iii) the future value of the Class A Shares is unknown and cannot be predicted with certainty; (iv) such holder of Class A Shares has read this Offer to Purchase; (v) such holder of Class A Shares has consulted his, her, their or its tax and financial advisors with regard to how the Offer will impact the specific situation of the tendering holder of Class A Shares; (vi) any foreign exchange obligations triggered by the tender of Class A Shares by such holder or receipt of proceeds are solely his, her, their or its responsibility and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Class A Shares, such holder of Class A Shares acknowledges that the ultimate liability for all Tax Items is and remains his, her, their or its sole responsibility. In that regard, a tender of Class A Shares authorizes us to withhold all applicable Tax Items potentially payable by a tendering holder of Class A Shares. The Offerors’ acceptance for payment of Class A Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering holder of Class A Shares and us upon the terms and subject to certain conditions of the Offer, including the “odd lot” and proration provisions described in “Section 1. General Terms.”

D	Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or tendering Class A Shares in the United States must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of the Class A Share(s) tendered therewith and such holder has not completed the box entitled “Special Issuance Instructions” in the Letter of Transmittal or (ii) such Class A Share(s) are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

3.	WITHDRAWAL RIGHTS

Tenders of Class A Shares made pursuant to the Offer may be rescinded at any time prior to the Expiration Time. If the Offer Period is extended, you may withdraw your tendered Class A Shares at any time until the extended Expiration Time. In addition, tendered Class A Shares that are not accepted by us for purchase any time within sixty (60) days after the commencement of the Offer (including after the Expiration Date), which is              , may thereafter be withdrawn by you until such time as the Class A Shares are accepted by us for purchase.

To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified on the back cover page of this Offer to Purchase. Any notice of withdrawal must specify the name of the holder who tendered the Class A Shares for which tenders are to be withdrawn and the number of Class A Shares to be withdrawn. If the Class A Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted to the Depositary prior to release of such Class A Shares. In addition, such notice must specify the name of the registered holder (if different from that of the tendering holder of Class A Shares) and the serial numbers shown on the particular certificates evidencing the Class A Shares to be withdrawn. Withdrawal may not be cancelled, and Class A Shares for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Class A Shares for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Time.

A holder of Class A Shares desiring to withdraw tendered Class A Shares previously delivered through DTC should contact the DTC participant through which such holder holds his, her, their or its Class A Shares. In order to withdraw previously tendered Class A Shares, a DTC participant may, prior to the Expiration Time, withdraw its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (i) withdrawing its acceptance through the WARR PTS function or (ii) delivering to the Depositary by mail, hand delivery or fax, a notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such withdrawal relates. A DTC participant may withdraw a tendered Class A Shares only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her, their or its Class A Shares other than through DTC should send written notice of withdrawal to the Depositary specifying the name of the holder of Class A Shares who tendered the Class A Shares being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Class A Shares being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Class A Share tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the holder of such Class A Shares and notice of withdrawal must be timely received by the Depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offerors, in their sole discretion, which determination will be final and binding, subject to the judgment of any court that might provide otherwise. Neither the Offerors nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court that might provide otherwise.

4.	PURCHASE OF CLASS A SHARES AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the Offer, including the “odd lot” and proration provisions described in “Section 1. General Terms,” the Offerors will purchase Class A Shares validly tendered as of the Expiration Date for a purchase price of $10.00 per Class A Share, representing an aggregate purchase price of $75,000,000.00. In all cases, Class A Shares will only be accepted for purchase pursuant to the Offer after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or copy thereof), or any Agent’s Message in the case of a book-entry transfer and any other documents required by the Letter of Transmittal.

In the event of proration, we will determine the proration factor and pay for those tendered Class A Shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration and commence payment for Class A Shares purchased until at least three business days after expiration of the period to complete tenders made by Guaranteed Delivery.

For purposes of the Offer, the Offerors will be deemed to have accepted for purchase, subject to the Odd Lot priority and proration, Class A Shares that are validly tendered and for which tenders are not withdrawn, unless the Offerors give written notice to the holder of Class A Shares of their non-acceptance prior to the Expiration Time.

Upon the terms and subject to the conditions of the Offer, payment for Class A Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Offerors and transmitting such payments to tendering shareholders whose Class A Shares have been accepted for payment.

Under no circumstances will the Offerors pay interest on the purchase price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Class A Shares in the Offer.

If any tendered Class A Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer (including those not purchased because of proration), or if Certificates are submitted evidencing more Class A Shares than are tendered, unless a shareholder specified otherwise in the Letter of Transmittal, Certificates evidencing unpurchased Class A Shares will be returned, without expense to the tendering shareholder (or, in the case of Class A Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in “Section 2. Procedure for Tendering Class A Shares,” such Class A Shares will be credited to an account maintained at DTC) within a reasonable time after determination of the final proration factor.

We urge holders of Class A Shares who hold Class A Shares through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender Class A Shares through their nominee and not directly to the Depositary.

5.	BACKGROUND AND PURPOSE OF THE OFFER

A	Information Concerning the Company and the Offerors

Pathfinder Acquisition Corporation was incorporated on December 18, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company has neither engaged in any operations nor generated any revenue to date. Based on the Company’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash. On February 19, 2021, the Company consummated its IPO, with each Unit consisting of one Class A Share and one fifth of one Public Warrant.

Each of FP Credit Partners II, L.P. and FP Credit Partners Phoenix II, L.P. is a Cayman Islands Exempted Limited Partnership formed for purposes of investing in technology and technology-enabled companies.

The Company’s principal executive offices are located at 1950 University Avenue, Suite 350, Palo Alto, CA 94303 and the Company’s telephone number is (650) 321-4910. The Offerors’ principal executive offices are located at 1114 Avenue of the Americas, 15th Floor, New York, NY 10036 and the Offerors’ telephone number is 646-434-1343.

B	Establishment of Offer Terms and Purpose of the Offer

The Offer is being made to all holders of Class A Shares other than the Offerors and their affiliates. The purpose of the Offer is to comply with Francisco Partners’ obligations under the Commitment Letter in connection with Francisco Partners’ commitments thereunder to provide up to $75.0 million of financing to support the Business Combination.

In connection with the Business Combination Agreement, the Company, Merger Sub, Movella and Francisco Partners entered into the Commitment Letter, pursuant to which Francisco Partners or certain of its affiliates committed $75 million of financing to support the Business Combination. Under the terms of the Commitment Letter, Francisco Partners or its affiliates committed (i) to launch the Offer for the purchase of up to $75 million of the Class A Shares and (ii) to the extent the total amount tendered and actually purchased upon expiration of the Offer is less than $75 million, to purchase from the Company an amount of New Movella Common Stock equal to the difference between $75 million and the amount purchased by Francisco Partners or its affiliates in the Offer (the “Private Placement”), which would occur prior to or substantially concurrently with the closing of the Business Combination. The Class A Shares purchased in the Offer and the shares of New Movella Common Stock purchased in the Private Placement are collectively referred to herein as the “FP Shares.”

The Commitment Letter provides for a commitment by Francisco Partners or one or more of its affiliates to provide a $25 million senior secured note (the “Pre-Close Facility”) to Movella prior to the closing of the Business Combination. The Pre-Close Facility is available to Movella for working capital, to refinance certain existing debt of Movella, to pay transaction costs and expenses, and for other general corporate purposes.

In exchange for the entry into a non-redemption agreement for the FP Shares, Movella will be deemed to issue to Francisco Partners or its affiliates at the closing of the Business Combination a 5-year $75 million venture-linked secured note (the “VLN Facility,” and collectively with the Pre-Close Facility, the Tender Offer, and the Private Placement, the “Transactions”). Pursuant to the VLN Facility, the Company (which will be renamed “Movella Holdings Inc.”) will have the right, subject to certain exceptions, to (i) cause Francisco Partners to sell all or a portion of the FP Shares at any time and at any price at its sole discretion and (ii) to repurchase all or a portion of the FP Shares at the market price on the close of business the business day preceding such repurchase, in each case over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, based on a predetermined schedule with a sliding scale) of any such sale or repurchase may be applied by Movella as a credit against the principal amount of the VLN Facility upon a voluntary or mandatory prepayment, repayment or refinancing event. If the Business Combination is consummated, the VLN Facility will mature five years after the closing thereof.

If deemed advanced, the VLN Facility will be comprised of the aggregate amount of the Tender Offer and the Private Placement and would refinance the Pre-Close Facility in full and be available for other general corporate purposes. If the Business Combination is not consummated and the VLN Facility is not deemed issued, the Pre-Close Facility shall continue under modified terms, including a 3-year maturity. The consummation of the Transactions pursuant to a note purchase agreement (the “NPA”) to be entered into among Movella, certain affiliates of Francisco Partners, as purchasers, and Wilmington Trust Fund Society FSB, as administrative and collateral agent, and to be joined by the Company upon the consummation of the Business Combination and certain other customary documents to be entered into in connection with the NPA. The availability of the Pre-Close Facility and the VLN Facility and the launch of the Offer and, if applicable, the consummation of the Private Placement, are subject to the satisfaction of certain customary conditions and closing conditions (as applicable), including in the case of the VLN Facility, the consummation of the Business Combination.

The Commitment Letter also contemplates that, if the Business Combination is consummated and the VLN Facility is deemed issued, Francisco Partners shall have the right, subject to approval of New Movella, to designate one independent director to the board of New Movella to serve until such time as the then extant term of such director expires immediately following the VLN Facility having been paid in full. If the Business Combination is not consummated, Francisco Partners shall not have any board designation rights but shall instead be entitled to receive all information provided to members of the Movella board, subject to certain exceptions.

The obligations under the Pre-Close Facility and the VLN Facility will be secured by substantially all of Movella’s and certain of its subsidiaries’ assets and by substantially all of the assets of New Movella. The Pre-Close Facility and the VLN Facility (after the closing of the Business Combination) will have certain customary events of default, representations and warranties, and affirmative and negative covenants.

Under the terms of the Commitment Letter, Francisco Partners will act as sole lead arranger and sole lead bookrunner in connection with the Pre-Close Facility and the VLN Facility. Movella will pay certain customary fees and expenses in connection with the Transactions. The Commitment Letter also contemplates the issuance of 1.0 million shares of New Movella Common Stock by the Company to Francisco Partners or certain of its affiliates at the time of consummation of the Business Combination, subject to and conditioned upon the Business Combination occurring and the full deemed funding of the VLN Facility.

The Offerors are giving holders of Class A Shares an opportunity to tender their Class A Shares at $10.00 per share. Only Class A Shares properly tendered at the purchase price, and not properly withdrawn, will be purchased pursuant to the Offer. All Class A Shares tendered and not purchased pursuant to the Offer will be returned to the tendering holders of Class A Shares at our expense promptly following the Expiration Date or the termination of the Offer. See “The Offer, Section 2. Procedure for Tendering Class A Shares.”

C	Plans, Proposals or Negotiations

Except as set forth in the section entitled “The Business Combination,” this Section 5 and Section 8 hereunder, there are no present plans, proposals or negotiations by the Offerors that relate to or would result in:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•

any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the Company’s corporate structure or business;

•	any class of equity security of the Company being delisted from a national securities exchange;

•	any class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the subject company, or the disposition of securities of the subject company; or

•	changes in the Company’s Existing Governing Documents or other governing instruments or other actions that could impede the acquisition of control of the Company by any person.

NONE OF THE OFFERORS, THE DEPOSITARY OR INFORMATION AGENT MAKE ANY RECOMMENDATION TO ANY HOLDER OF CLASS A SHARES AS TO WHETHER TO TENDER SOME OR ALL OF THEIR CLASS A SHARES. EACH HOLDER OF CLASS A SHARES MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER THEIR CLASS A SHARES.

NO LATER THAN TEN BUSINESS DAYS FROM THE DATE OF THIS OFFER TO PURCHASE, THE COMPANY IS REQUIRED BY LAW TO PUBLISH, SEND OR GIVE TO YOU A STATEMENT DISCLOSING WHETHER ITS BOARD OF DIRECTORS EITHER RECOMMENDS ACCEPTANCE OR REJECTION OF THE OFFER, EXPRESSES NO OPINION AND REMAINS NEUTRAL TOWARD THE OFFER OR IS UNABLE TO TAKE A POSITION WITH RESPECT TO THE OFFER. YOU SHOULD CAREFULLY READ THE INFORMATION SET FORTH IN THAT STATEMENT BEFORE YOU TENDER YOUR CLASS A SHARES IN THE OFFER.

6.	PRICE RANGE OF CLASS A SHARES

The Class A Shares are listed on the Nasdaq under the symbol “PFDR.” On                     , the last reported sale prices for the Class A Shares was $            . The following table sets forth the high and low sales prices for the Class A Shares for the periods shown:

	Class A Shares
	High	Low
Fiscal 2021
Second Quarter(1)	$10.02	$9.70
Third Quarter	$9.935	$9.74
Fourth Quarter	$9.97	$9.70
Fiscal 2022
First Quarter	$9.79	$9.69
Second Quarter	$9.84	$9.77
Third Quarter	$9.935	$9.80

(1)	Beginning on April 13, 2021.

7.	SOURCE AND AMOUNT OF FUNDS

The Offerors intend to pay the consideration for the Offer using cash on hand.

8.	TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Registration Rights

Concurrently with the execution of the Business Combination Agreement, the Company, Pathfinder Acquisition LLC, a Delaware limited liability company (the “Sponsor”), Movella, Francisco Partners and certain other equityholders of Movella (collectively, the “Investors”) entered into a registration and shareholder rights agreement (the “Shareholder Rights Agreement”) to be effective upon the closing of the Business Combination, pursuant to which, among other things, the Investors have been granted certain customary registration rights.

Pursuant to the Shareholder Rights Agreement, the Sponsor and the Legacy Pathfinder Holders (as defined in the Shareholder Rights Agreement) have agreed that, subject to certain customary exceptions, they will not effect any sale or distribution of New Movella equity securities during the period commencing on the Business Combination Date and ending on the earlier of (a) the date that is three hundred and sixty five (365) days following the Business Combination Date and (b) (i) the first date on which the closing price of the New Movella Common Stock has been greater than or equal to $12.00 per share (as adjusted for share subdivisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) measured using the daily closing price for any 20 trading days within a 30-trading day period commencing at least one hundred and fifty (150) days after the Business Combination Date or (y) the date on which New Movella completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all New Movella’s shareholders having the right to exchange their New Movella Common Stock for cash, securities or other property. Each other Investor, including Francisco Partners, has agreed that, subject to certain customary exceptions, he, she, or it shall not effect any sale or distribution of New Movella Common Stock (other than any FP Shares) during the period commencing on the Business Combination Date and ending on the date that is one hundred and eighty (180) days following the Business Combination Date.

Support Agreement

The Offerors will enter into a transaction support agreement with Pathfinder, the Sponsor and Movella (the “FP Transaction Support Agreement”), whereby the Offerors will agree, among other things, (a) to vote all Shares held by the Offerors in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (b) to forego redemption rights, if any and (c) not to transfer any of their Class A Shares (subject to certain exceptions), in each case, prior to the earlier of the valid termination of the Business Combination Agreement or the effective time of the Merger.

9.	CONDITIONS; TERMINATION; WAIVERS; EXTENSIONS; AMENDMENTS

Notwithstanding any other provision of the Offer, we will not accept for payment, purchase or pay for any Class A Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Class A Shares tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Time, there has been instituted or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that (i) directly or indirectly challenges or seeks to make illegal, or to delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the making of the Offer or the acquisition of some or all of the Class A Shares pursuant to the Offer or, (ii) in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment.

The foregoing is for our sole benefit with respect to the Offer and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, in our discretion until the Offer shall have expired or been terminated. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date, and if the condition is material, we will promptly disclose our decision whether or not to waive such condition. Any determination by us concerning the events described above will be final and binding on all parties; provided, however, holders of Class A Shares are not foreclosed from challenging such determinations in a court of competent jurisdiction.

Because of the proration and “odd lot” priority provisions described in this Offer to Purchase, fewer than all of the Class A Shares tendered may be purchased if Class A Shares representing more than $75.0 million in value are properly tendered and not properly withdrawn. Class A Shares tendered but not purchased in the Offer, including Class A Shares not purchased because of proration, will be returned to the tendering shareholders at the Offerors’ expense promptly after the expiration of the Offer. See “The Offer, Section 1. General Terms” and “The Offer, Section 2. Procedure for Tendering Class A Shares.” In the event that we terminate the Offer, all Class A Shares tendered by holders of Class A Shares in connection with the Offer will be returned to such holder of Class A Shares.

Subject to applicable securities laws and the terms and conditions set forth in this Offer to Purchase, we expressly reserve the right (but will not be obligated), at any time or from time to time, prior to the Expiration Time, regardless of whether or not any of the events set forth above shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Offer, (b) extend the Offer or (c) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described above. Irrespective of any amendment to the Offer, all Class A Shares previously tendered pursuant to the Offer and not accepted for purchase or withdrawn will remain subject to the Offer and may be accepted thereafter for purchase by us.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase or decrease the price to be paid for Class A Shares, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to holders of Class A Shares, the Offer will be extended until the expiration of such period for ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Pursuant to Exchange Act Rule 14d-1, we have filed the Schedule TO with the SEC which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “The Offer, Section 14. Additional Information; Miscellaneous” in this Offer to Purchase.

10.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of Class A Shares who tender their Class A Shares for cash pursuant to the Offer. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of the Class A Shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of the Class A Shares is not described above as a U.S. Holder and is not an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own the Class A Shares as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax or consequences under the Medicare tax on net investment income. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain former citizens or former long-term residents of the United States;

•	persons that actually or constructively own 5 percent or more of our shares;

•	persons that acquired the Class A Shares in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold the Class A Shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of the Class A Shares. Additionally, this discussion does not consider the tax treatment of partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities or persons who hold Class A Shares through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the Class A Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the descriptions herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER TO HOLDERS OF CLASS A SHARES. EACH HOLDER OF CLASS A SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Exchange of Class A Shares Pursuant to the Offer

The exchange of Class A Shares for cash pursuant to the Offer will be a taxable sale of the Class A Shares for U.S. federal income tax purposes. Subject to the discussion below under “Passive Foreign Investment Company Consequences,” a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Class A Shares. A U.S. Holder’s adjusted tax basis in the Class A Shares generally will equal the U.S. Holder’s acquisition cost of the Class A Shares, and if the U.S. Holder purchased a Unit consisting of Class A Shares and Public Warrants, the cost of such Unit must be allocated between the Class A Shares and the Public Warrants that comprised such Unit based on their relative fair market values at the time of the purchase. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Shares exceeds one year. A U.S. Holder must calculate gain or loss separately for each block of Class A Shares exchanged pursuant to the Offer (generally, Class A Shares acquired at the same cost in a single transaction). Long-term capital gain recognized by a non-corporate U.S. Holder may be eligible for reduced rates of tax. The deduction of capital losses is subject to limitations. Special rules may apply to losses realized by a U.S. Holder upon a taxable disposition of Class A Shares if, within a period beginning thirty (30) days before the date of such disposition and ending thirty (30) days after such date, such U.S. Holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized), or has entered into a contract or option so to acquire, substantially identical stock or securities.

Passive Foreign Investment Company Consequences

A foreign (i.e., non-U.S.) corporation will be classified as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Because Pathfinder is a blank check company, with no current active business, based upon the composition of its income and assets, Pathfinder believes it likely is classified as a PFIC for U.S. federal income tax purposes. Although Pathfinder’s PFIC status is determined annually, an initial determination that Pathfinder is a PFIC for any taxable year will generally apply for subsequent years to a U.S. Holder who held Class A Shares while Pathfinder was a PFIC, whether or not Pathfinder meets the test for PFIC status in those subsequent years.

If Pathfinder is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Class A Shares and the U.S. Holder does not or did not make either a timely qualified electing fund (“QEF”) election for Pathfinder’s first taxable year as a PFIC in which the U.S. Holder holds or held (or is deemed to hold) Class A Shares or a mark-to-market election, each as described below, such U.S. Holder generally will be subject to special rules with respect to any gain recognized by the U.S. Holder on its tender of Class A Shares for cash in the Offer. Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for its Class A Shares;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of Pathfinder’s first taxable year in which it was a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

A U.S. Holder generally may avoid the PFIC tax consequences described above in respect of Class A Shares tendered for cash in the Offer if it makes or has made and maintained a timely and valid election to treat Pathfinder as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of public shares during which Pathfinder qualified as a PFIC (a “QEF Election”). If a U.S. Holder makes or has made a timely QEF Election, any gain recognized on the Class A Shares in the Offer generally will be treated as capital gain and no additional tax or interest charge will be imposed under the PFIC rules.

Alternatively, a U.S. Holder generally may avoid the PFIC tax consequences described above in respect of Class A Shares if the Class A Shares constitute “marketable stock” and, at the close of the first taxable year in which the U.S. Holder holds or held (or is deemed to hold) Class A Shares makes or has made an election under Section 1296 of the Code (a “mark-to-market election”). If a U.S. Holder makes or has made a timely mark-to-market election, any gain recognized on the Class A Shares in the Offer generally will be taxable as ordinary income.

THE RULES RELATING TO PFICS AND QEF AND MARK-TO-MARKET ELECTIONS ARE COMPLEX AND ARE AFFECTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT OF PFIC STATUS ON THEIR DECISION TO PARTICIPATE IN THE OFFER AND IRS INFORMATION REPORTING OBLIGATIONS WITH RESPECT TO THE OFFER.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain or loss attributable to a sale or other disposition of Class A Shares unless such gain or loss is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, any gain from United States sources, such as any gain recognized on a disposition of Class A Shares, generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax (but not the Medicare contribution tax) at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to the proceeds from sales and other dispositions of Class A Shares by a U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally will apply to proceeds from sales and other dispositions of Class A Shares by a U.S. Holder who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	fails to comply with applicable certification requirements.

A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

We will withhold all taxes required to be withheld by law from any amounts otherwise payable to any holder of Class A Shares, including tax withholding required by the backup withholding rules. Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the requisite information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

11.	RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included in this Offer to Purchase before you decide whether to tender Class A Shares in the Offer. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Purchase, which speak only as of the date of this Offer to Purchase.

There is no guarantee that your decision whether to tender your Class A Shares in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a holder of Class A Shares may be able to sell its Class A Shares in the future following the completion of the Offer. Certain events following the closing of an initial business combination involving the Company may cause an increase in the prices of the Class A Shares, which could result in a lower value realized now than you might realize in the future had you not agreed to tender your Class A Shares. Similarly, if you do not tender your Class A Shares, you will bear the risk of ownership of your Class A Shares after the Offer, and there can be no assurance that you can sell your Class A Shares in the future for an amount equal to or greater than the purchase price pursuant to the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation. You should consult your own individual tax and/or financial advisor for assistance on how the tender of your Class A Shares may affect your individual situation.

12.	THE DEPOSITARY AND THE INFORMATION AGENT

We have retained American Stock Transfer & Trust Company, LLC to act as the Depositary, and D.F. King & Co., Inc. to act as the Information Agent, in each case in connection with the Offer. All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Offer should be directed to the addresses, e-mail addresses or telephone numbers set forth on the back cover page of this Offer to Purchase.

13.	FEES AND EXPENSES

The Information Agent and the Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Class A Shares pursuant to the Offer. Holders of Class A Shares holding Class A Shares through a broker, dealer, commercial bank, trust company or other nominee are urged to consult such nominees to determine whether transaction costs may apply if holders of Class A Shares tender Class A Shares through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Class A Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer.

14.	ADDITIONAL INFORMATION; MISCELLANEOUS

The Offerors have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Purchase is a part. This Offer to Purchase does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Offerors recommend that holders review the Schedule TO, including the exhibits and the information incorporated by reference in the Schedule TO, and other materials that have been filed by the Company with the SEC before making a decision on whether to accept the Offer.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent for the Offer at the telephone numbers and address set forth on the back cover page of this Offer to Purchase.

Each person to whom a copy of this Offer to Purchase is delivered may obtain a copy of any or all of the referenced documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost. Requests should be directed to the Company’s Chief Financial Officer at:

Pathfinder Acquisition Corporation

1950 University Avenue, Suite 350

Palo Alto, CA 94303

Sincerely,

FP Credit Partners II, L.P.

FP Credit Partners Phoenix II, L.P.

1114 Avenue of the Americas, 15th Floor

New York, NY 10036

The Depositary is American Stock Transfer & Trust Company, LLC. The Letter of Transmittal and certificates representing Class A Shares, and any other required documents should be sent or delivered by each holder of Class A Shares or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

THE DEPOSITARY FOR THE OFFER IS:

American Stock Transfer & Trust Company, LLC

IF DELIVERING BY MAIL, HAND OR COURIER:

6201 15th Avenue

Brooklyn, New York 11219

Attention: Corporate Actions

CONFIRM BY TELEPHONE:

Telephone: (718) 921.8200

THE INFORMATION AGENT FOR THE OFFER IS:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Attention: Michael Horthman

Toll Free: (866) 207-3626

Banks and Brokers Call: (212) 269-5550

Email: pfdr@dfking.com

Any question or request for assistance may be directed to the Information Agent at the address, phone number or email address listed above.

Requests for additional copies of the Offer to Purchase, the Letter of Transmittal or other documents related to the offer may also be directed to the Information Agent.